EXHIBIT A
     EnerShop Energy Services and Demand-Side Management
                         Activities
                     Calendar Year 1995

EnerShop is an energy services company, providing cost-effective energy management solutions and strategies for commercial and industrial customers, both inside and outside the service territories of the CSW electric operating companies. EnerShop's turn-key energy efficiency and demand-side management solutions include engineering, design specification, equipment installation, project management and financing placement. EnerShop analyzes potential customer's operations and identifies equipment, usage, and other changes that will lower their overall energy bills or provide greater productivity. On most projects EnerShop manages the efforts of several parties, including equipment vendors, engineering firms, and subcontractors. This management allows our customers to look to a sole-source conduit for activities that would otherwise detract from their time and resources.

The following represents EnerShop's activities from start-up
(October `95) through the end of the 1995 calendar year:

1. Matagorda County Energy Efficiency Project (Matagorda County Texas - CPL service territory) - EnerShop won a competitive public bid to provide energy efficiency retrofits for four County facilities. The services to be provided include: lighting system retrofit, chiller and cooling tower replacement, installation of an energy management system, and annual preventative maintenance.
The project is currently under construction and the County is expected to save over 50% of their current utility costs.

2. Provisional Studies - EnerShop performed energy audits or developed energy efficiency proposals for a number of commercial customers. These studies or proposals typically consisted of a facility energy and operational audit, estimates of energy and operational saving opportunities, and associated equipment costs.

EnerShop expects to provide detailed engineering studies and subsequent energy and demand-side management projects for a number of these and other customers in 1996. EnerShop's primary focus today is the commercial business sector in Dallas, Texas, Houston, Texas, and the service territories of the four CSW operating companies.